Exhibit 99.4

Consent of Manager Nominee

Wisconsin Electric Power Company and WEPCo Environmental Trust Finance I, LLC are filing a Registration Statement on Form SF-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of environmental trust bonds. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person about to become a manager of WEPCo Environmental Trust Finance I, LLC in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Michael Reinhold
Name: Michael Reinhold